Exhibit 3.13

Delaware	PAGE 1
The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF “BROWN MACKIE HOLDING COMPANY”, FILED IN THIS OFFICE ON THE THIRTIETH DAY OF JUNE, A.D. 2005, AT 10:41 O’CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor, Secretary of State

3993686 8100 050545619	AUTHENTICATION: 3994128 DATE: 07-01-05

STATE of DELAWARE

CERTIFICATE of INCORPORATION

A STOCK CORPORATION

•	First: The name of this Corporation is Brown Mackie Holding Company .

•	Second: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400 Street, in the City of Wilmington County of New Castle Zip Code 19808 . The registered agent in charge thereof is Corporation Service Company .

Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

•	Fourth: The amount of the total stock of this corporation is authorized to issue is 1,000 shares (number of authorized shares) with a par value of $1.00 per share.

•	Fifth: The name and mailing address of the incorporator are as follows:

Name Sue Minahan

Mailing Address EDMC, 210 Sixth Ave. 33rd Fl., Pittsburgh, PA 15222

                                                                          Zip Code

•	I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated arc true, and I have accordingly hereunto set my hand this 29th day of June , A.D. 20 05 .

BY:
(Incorporator)

NAME:	Sue Minahan
(type or print)

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:55 AM 06/30/2005
FILED 10:41 AM 06/30/2005
RV 050545619 - 3993686 FILE